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                                                                    Exhibit 10.1


THIS AGREEMENT dated the 31st day of July, 1999,

BETWEEN:

                              SENSUS CAPITAL CORP.
                                   ("Sensus")

                                     - and -

                               ALLTEAM ONLINE INC.
                                (the "Developer")

NOW THEREFORE in consideration of the respective covenants contained herein, Sensus and the Developer agree as follows:

1.       MAKE-UP OF AGREEMENT

1.1 The complete agreement between the parties with respect to the acquisition of the idea and the development of the technology required to operate an internet web-site to be operated as the HIGHLIGHTREEL.COM web-site and all related domain names generally in accordance with the Business Plan attached as Schedule "A" (herein called the "AOI Network") and for the support of the web-site and any related services (herein called the "Agreement") shall be made up of the following documents described under paragraphs (1) through (3):

(1) This "Head Agreement" which contains all of the terms, conditions and provisions under which Sensus will acquire the technology and the rights to the web-site address including any computer software and related services from the Developer;

(2) The "Business Plan" which outlines the Custom Developed web-site which is to be developed on behalf of Sensus which attached as Schedule "A"; and

(3) The "Technology Support Services Schedule" which sets out the Technology Support Services to be provided by the Developer to Sensus which is attached hereto as Schedule "B".

1.2 In the event of any inconsistency between this Head Agreement and any of the Schedules, the Head Agreement shall prevail.

2.       DEFINITIONS AND SCHEDULES

2.1 General -- Unless otherwise expressly defined herein, all data procession industry terms in this agreement shall have the meaning applied to them by the [American National Dictionary for Information Processing Systems] (ANSI - X3.172
- 1990) and published by the American National Standards Institute, Inc., 1430 Broadway, New York, N.Y., 10018 Copyright 1991].

2.2 Specific -- As used in this agreement, and any schedule hereto, and any amendment hereof, and any documents to be executed and delivered pursuant to this agreement and in any documents executed and delivered in connection with the completion of the transaction contemplated herein, the following words and phrases shall have the following meanings, respectively:


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         (a)   "AOI Network" means the web-site to be developed by the Developer in accordance with the Business Plan attached as Schedule "A";

         (b) "Business Day" means each of Monday, Tuesday, Wednesday, Thursday and Friday except where any such day occurs on any federal or provincial statutory holiday observed in the Province of Alberta;

         (c) "Custom Developed Technology" means those new computer programs and associated Documentation provided in conjunction with the development of the AOI Network by the Developer described in the Business Plan attached as Schedule "A";

         (d) "Documentation" means all written instructions, procedures and practices regarding the operation of the Technology which are required to enable Sensus to operate, maintain and manage the Technology upon Sensus' Hardware and which includes, but is not necessarily limited to, all of the manuals, handbooks, maintenance libraries, operating instructions, overviews and guides for the Technology;

         (e) "Equipment" means the aggregate of electronic information processing equipment and related components, including but not limited to all processors, servers, workstations and tape drives, all as acquired by Sensus for the specific purpose of operating the Technology;

         (f) "Sensus' Affiliates" means all corporations, companies, trusts, and other entities controlled directly or indirectly, by means of a trust, a corporation, or otherwise by Sensus;

         (g)   "Hardware" means the Equipment and the System Technology;

         (h) "Implementation Period" means the period of time through which Sensus pays the Developer for the development of the AOI Network pursuant to the Implementation Plan;

         (i) "Implementation Plan" has the meaning ascribed to it in Paragraph 4.2;

         (j) "Installation Sites" means those sites as may be designated in this agreement and as designated from time to time by Sensus for both installation and operation of the Technology;

         (k) "Enhancements" means the changes and additions to the Custom Developed Technology;

         (l) "Functional Specifications" has the meaning ascribed to it in Paragraph 5;

         (m) "Party" or "Parties" means either Sensus or the Developer if used in the singular and both the Developer and Sensus if used in the Plural;

         (n) "Products and Services" means those Technology products, services and assistance described in paragraph 3.1 and 3.2 and the Schedules;

         (o) "Source Code" means the counterpart human readable version of the Custom Developed Technology required to be provided hereunder in machine readable object code, and being capable, upon compilation, of being translated into machine executable object code when operated upon the computer system;

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         (p)   "Source Materials" means the Source Code and System Design
               Specifications, logic diagrams, and all other relevant documentation relating to the Technology;

         (q) "System Design Specifications" means those technical specifications for the Technology developed or to be developed by the Developer for the purpose of enabling any persons reasonably skilled in software design, analysis or programming to maintain, and further develop, the Technology;

         (r) "System Technology" means those operating systems, compilers, development software, utilities and related documentation hereafter specifically acquired by Sensus from third party Technology Developers for the specific purpose of operating the Technology upon the Equipment.

         (s) "Technology" includes the computer programs comprised of Custom Developed Technology and the Hardware to operate the AOI Network as described in the Business Plan;

         (t) "Technology Support Services" means the provision by the Developer of Technology maintenance services upon the terms set out in paragraph 8 of this Head Agreement and the Technology Support Services Schedule;


3.       DELIVERABLES

3.1 Single complete transaction -- Subject to the terms and conditions of this Head Agreement, Sensus is hereby granted the following rights:

         (a) All rights to the AOI Network and the Custom Developed Technology, including, without limitation:

               (i) all intellectual property rights arising in respect of the operation of the web-site and the AOI Network;

               (ii) any copyright in any software or any creative works developed by the Developer as part of developing the web-site and the AOI Network;

         (b) the rights to the INTERNIC domain names described in the Business Plan;

         (c) the right to further develop the web-site and the AOI Network, and in this respect, the Developer hereby waives any moral rights it may have in respect of any software or other copyright property developed for Sensus hereunder;

         (d) to the extent the Developer provides any sublicense of System Technology, which is specifically authorised hereunder, it shall contemporaneously provide a letter addressed to Sensus, from the owner of that Technology, in which that owner irrevocably undertakes to directly license Sensus to use the Technology on substantially the same terms and conditions as those contained herein should any Head License from which or through which Sensus derives its rights to that Technology, be terminated;


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         (e)   the right to be provided project management assistance and services in accordance with paragraph 6;

         (f) the right to be supplied training services in accordance with paragraph 11;

         (g) the right to be supplied Technology Support Services as specified in Schedule "B".

3.2 Developer responsibility -- By entering into this agreement, the Developer agrees that it will, during the Implementation Period and in accordance with the terms and conditions of the agreement:

         (a) assume overall contractual responsibility to Sensus for the development of the AOI Network and for the delivery and installation of all Technology components regardless of origin or manufacture;

         (b) assume contractual responsibility to Sensus for all web-site and AOI Network development activities, which include, identifying and obtaining any required Technology and correcting all Technology failures, including failures relating to performance and functionality;

         (c) secure the full time services of Graham Heal and such other employees of the Developer as are necessary to work on the development of the web-site and the AOI Network on behalf of the Developer in accordance with the Implementation Plan as provided below.

3.4 Customer's responsibilities -- Except as otherwise provided in this agreement, Sensus shall be responsible for performing the following activities:

         (a) the furnishing of all supplies, including, without limitation, all Hardware;

         (b) furnishing the Developer with all information mutually determined by the Developer and Sensus to be necessary for the performance of those services to be provided by the Developer as specified in this agreement.

3.5 Technology support -- Paragraph 8, together with the Technology Support Services Schedule, specify the nature and cost to Sensus of any ongoing Technology Support Services following expiration of the Implementation Period of Technology Support Services.

4.       CHARGES AND PAYMENTS

4.1 In order for Sensus to secure the rights described in paragraph 3 Sensus shall be required, on or before November 1, 1999, to issued 25,000 Sensus Shares to the Developer. Thereafter, for Sensus to be able to maintain the rights so described, and to secure the services of the Developer:

         (a) Sensus is required, on or before December 31, 2000, to commence funding the development of the AOI Network, by making monthly payments of $25,000 US to AOI, in exchange for which AOI will be required to arrange for the full time services of Graham Heal, who shall be obligated to use his best efforts to develop the web-site as efficiently as possible (provided however that if Sensus does not make the first payment of $25,000 US, on or before December 31, 2000, all rights to the web-site and any related technology will revert to AOI).


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         (b)   After the development is completed and an operating web-site has been completed, Sensus will be required to pay AOI a management fee equal to 10% of the gross revenues derived from the AOI Network, in exchange for which AOI will be required to provide the services of Graham Heal to manage the AOI Network, subject to Sensus directions;

         provided however that if the parties do not agree on the Implementation Plan or if Sensus does not provide the first advance of $25,000 before December 31, 2000, the Developer's only recourse against Sensus will be for the reversion of the rights acquired by Sensus pursuant to paragraph 3.

4.2 Price all inclusive and terms of payment - It is estimated that it will take the Developer four (4) months for the first version of the web-site to be developed after Sensus commences funding development with the first advance of $25,000. Prior to commencing work on the development of the AOI Network web-site, Sensus and the Developer will meet to complete a web-site development implementation plan that will form the basis of the work to be performed by the Developer (the "Implementation Plan"). The actual cost of development shall be based upon the actual time it takes the Developer to complete the web-site and train Sensus' employees to use, the Technology (and the cost to be billed to Sensus for any development work representing a portion of a month shall be prorated based on the portion of the month so worked).

4.3 Taxes and other charges -- The price for all of the deliverables described in paragraph 3.1 and 3.2, shall have added thereto, all applicable customs duties, goods and services taxes, provincial sales taxes and any other sales or use taxes as well as any applicable transportation, insurance and freight charges.

5.       FUNCTIONAL SPECIFICATIONS

The Parties agree that the AOI Network shall be developed in the manner set forth in the Business Plan which describes the functional way in which the AOI Network will operate (the "Functional Specifications").

6.       PROJECT RESPONSIBILITIES

6.1 Developer project co-ordinator -- The Developer shall appoint Graham Heal, as the Project Co-ordinator. The Developer Project Co-ordinator shall assume his or her duties and responsibilities upon execution of this agreement and continue performing them until expiration of the Implementation Period and thereafter the Developer shall provide project management services on a time and materials basis at their then current published rates. The Developer Project Co-ordinator shall have the following responsibilities:

         (a) ensure the products and services provided under this agreement conform to the requirements under this agreement;

         (b)   ensure compliance with the requirements set out under paragraph
               3.3;

         (c) schedule meetings at a time mutually agreed to by Sensus Project Co-ordinator, to review the project status or communicate problems or difficulties that may be of concern to Sensus or affect Sensus' activities;

         (d)   attend meetings initiated by Sensus Project Co-ordinator, and

         (e) prepare monthly status reports and submit them to Sensus Project Co-ordinator.

6.2 Customer project co-ordinator -- Sensus shall appoint one individual as the Primary Project Co-


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ordinator. Sensus Project Co-ordinator shall assume his or her duties and responsibilities upon execution of this agreement and continue to perform them until the Technology Acceptance Date. Sensus Project Co-ordinator shall have the following responsibilities:

         (a) schedule meetings at a time mutually agreed to by the Developer Project Co-ordinator, to review the project status or communicate problems or difficulties that may be of concern to the Developer or affect the Developer's activities;

         (b)   attend the meetings initiated by the Developer Project
               Co-ordinator;

         (c) facilitate the availability and co-operation of Sensus' personnel;

         (d) designate desk space for the Developer Project Co-ordinator, the Developer personnel as determined sufficient by the Developer Project Co-ordinator,

         (e) provide controlled access for the Developer to Sensus locations as is necessary to develop the Technology; and

         (f) purchase and arrange for the delivery, in a timely fashion, of all of the Hardware necessary, as specified by the Developer Project Co-ordinator, to allow the Technology to be developed and thereafter to allow for the Technology to function according to the Technology Specifications.

6.3 Mutual project responsibilities -- The following are responsibilities that to both the Developer and Sensus Project Co-ordinators:

         (a) schedule and attend meetings at least once a week during the Implementation Period;

         (b) provide the vehicle for communication of any concerns of their respective staff as far as is practicable.

6.4 Management level meetings -- At Sensus request and with Sensus designated personnel in attendance, the Developer and Sensus shall hold management level meetings to review the general progress of the implementation and specific management related issues. For purposes of such meetings, the Developer and Sensus shall each provide at least one authorised representative with decision-making authority who shall be fully authorised to make commitments on behalf of the Developer and Sensus, respectively, at such meetings.

6.5 Changes -- The Technology and the Custom Developed Technology shall be furnished to Sensus together with all Enhancements. Prior to installation of the Technology on the Hardware, the Developer shall make all required additions and modifications to ensure conformity with the Functional Specifications and the Developer further agrees, that it will, whether requested prior or subsequent to installation to make any minor additions, modifications, or other fine tuning changes upon the written request of Sensus.

7.       IMPLEMENTATION AND ACCEPTANCE

7.1 Scheduling -- The installation and testing functions specified in this paragraph 7 and all deliveries of Documentation shall be in accordance with the Implementation Plan, unless otherwise agreed to by the Parties in writing.


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7.2 Installation and site preparation -- Sensus agrees to provide a suitable installation environment in accordance with installation procedures communicated in writing by the Developer to Sensus. Sensus shall give notice to the Developer once the installation environment has been prepared.

7.3      Conditional acceptance of AOI Network

(1) Sensus will throughout the Implementation Period conduct such tests as it deems appropriate to enable it to verify that the Technology functions and performs in accordance with the Functional Specifications on the Computer System (the "Test Period").

(2) If Sensus notifies the Developer in writing during the Test Period that Technology has failed any of the tests set out in paragraph (1), and demonstrates such failure to the Developer, then:

         (a) the Developer shall have seven (7) Business Days (the "Cure Period") during which to correct the deficiencies listed by Sensus, and

         (b) upon installation of the correction by the Developer, the tests set out in paragraph (1) shall be repeated by Sensus using the same test data.

(4) If the Technology fails the re-test specified in paragraph (3)(b), then the complete process of cure and re-testing as set out in Paragraph (3) shall be repeated once only.

(5) If the Technology fails the final re-test specified in paragraph (4), or if the Developer fails to deliver corrected Technology by the end of either of the Cure Periods, then, at Sensus' option, Sensus may invoke the remedies specified in paragraph 12.

(6) If no written notice of failure has been given by Sensus to the Developer by the end of the initial Test Period, or the re-test set out in paragraph (3), then the Technology shall be deemed to have been conditionally accepted by Sensus.

7.4      Computer system acceptance test

(1) Installation - Installation shall be considered to be complete upon satisfaction of the following conditions:

         (a) all the Technology has been conditionally accepted by Sensus pursuant to paragraph 7.3; and

         (b) Sensus' staff has received the Training, or at Sensus' request, the Training has been scheduled to occur after the conditional acceptance;

         (d)   the Developer has delivered all of the Documentation, and

         (e) the Developer has certified to Sensus in writing that it has verified that the Technology performs in accordance with the Functional Specifications.

(2)      Computer system acceptance test

         (a) Sensus shall have thirty Business Days commencing from the day next following the Date

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               of Conditional Acceptance (the "Computer System Test Period")
               during which it shall be entitled to perform those processes, procedures, and other testing methodologies and results to be obtained therefrom, to verify that all of the components of the Computer System function together in accordance with the Functional Specifications.

         (b) The Computer System shall be deemed to have been accepted by Sensus if, at the end of the Computer System Test Period, Sensus has not notified the Developer of any deficiency in the Computer System, the term "deficiency" being a failure of the Computer System, or any of its components, to function together in accordance with the Functional Specifications or a failure to successfully fulfil Sensus' Acceptance Criteria. If Sensus does notify the Developer of any deficiency, the Developer shall have a further twenty Business Day period (the "Computer System Cure Period") during which to correct said deficiencies. The Computer System shall be considered to have been accepted by Sensus if Sensus has not notified the Developer of the continuing existence of such deficiencies or other previously identified, corrected but recurring deficiencies in the Computer System, within five Business Days after the Developer notified Sensus that the deficiency was corrected.

         (c) If deficiencies which have been identified by Sensus to the Developer have not been corrected at the end of the Computer System Cure Period, or a plan of correction agreed upon before the end of the Computer System Cure Period, the provisions of paragraph 13 shall apply.

         (d) The date upon which Sensus unconditionally accepts or is deemed to have unconditionally accepted the Computer System, the Computer System shall be known as the "Date of Computer System Acceptance".

         (e) Where any activity is measured in the Implementation Plan as occurring within a specified number of Business Days, the Developer agrees that it will to the best of its ability undertake and pursue, the required activities as close to the day from the period of time is measured, it being understood and agreed that any such specified period merely delineates the agreed upon time frame for completion of a task and is not to be interpreted as merely an allowance with a terminal date by which a task must be completed.

8.       TECHNOLOGY SUPPORT SERVICES

8.1 The Developer shall be responsible for providing, or arranging to have one of its sub-contractors provide, Technology Support Services in accordance with the terms and conditions of the Technology Support Services Schedule, for a period of six (6) months following expiration of the Implementation Period, at the lowest rates at which they provide such services to others.

9.       WARRANTIES

9.1      Length of warranties -- The warranties in this paragraph 9 shall:

(1) extend to all updates, upgrades and enhancements made to the Technology pursuant to this agreement, and

(2) apply for a period of one year from the Date of Computer System Acceptance, except as may be otherwise expressly stated in this paragraph.


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9.2      Operational warranties -- the Developer warrants that:

(1) the Custom Designed Technology will be original in design and any rights to be granted hereunder are and will remain proprietary to Sensus and, at the date of this agreement, there are no claims made nor actions pending or threatened regarding the ownership of the Custom Designed Technology or rights to be granted hereunder;

(2) the Technology has been or will be developed, installed and implemented in a proper and workmanlike manner;

(3) the Technology will function in accordance with the Functional Specifications and for a period of one year from the Date of Computer System Acceptance of the Technology;

(4) the Developer has all the rights as are necessary for it to grant the licenses for the use of the Technology as set out in paragraph 10.1;

(5) Sensus shall hold and enjoy the rights to the Technology without any claim, interference or demand whatsoever by the Developer, its successors or any third party;

(6) the Developer shall indemnify Sensus against all liabilities, costs and damages including but not limited to indirect and consequential damages arising out of Sensus' inability to possess and enjoy the license as set out in paragraph 9.2 (5); and

(7) the Documentation is and will continue to be accurate, complete and reflect all changes made to the Technology.

9.3 Limitation of warranty -- The warranties provided in paragraph 9.2 do not apply to modifications to the Technology, other than modifications made by the Developer or its sub-contractors.

10.      PROPRIETARY RIGHTS

10.1     Technology Rights

(1) The Developer hereby transfers all rights itemised in Paragraph 3, subject to receiving the 25,000 Sensus shares, and agrees that the rights granted shall be the exclusive rights granted for the use of the Technology.

(2) This License authorises Sensus and Sensus' Affiliates to use the Technology in such applications as they may desire:

         (a) to copy the Technology and Documentation in support of the use of the Technology;

         (b) to modify or alter the Technology and to merge it into other systems or software as necessary to maximise the use of the Technology and to adjust for changing business conditions; and

to use, copy, modify and enhance the Technology using the Source Materials.

(3) Sensus is entitled to make use of the Technology for Sensus' and Sensus' Affiliates' administrative,


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accounting and management purposes, without any restrictions.

(4) This Technology is not CPU or machine dependent and may be freely transferred by Sensus by any other class or category of compatible Hardware, without additional payment or charge therefor to the Developer.

(5) The provisions of this paragraph 10 shall apply to all Custom Developed Technology, and Enhancements.

10.2 Patent and copyright indemnity -- The Developer will defend at its own expense any suit or proceedings brought against Sensus based on a claim that any equipment or software product constitutes an infringement of any patent or copyright anywhere in the world, provided that the Developer is notified promptly in writing and given full and complete authority, information and assistance from Sensus for the defence of same. If the foregoing provision is complied with, the Developer will pay damages and costs awarded against Sensus, but the Developer will not be responsible for any compromise made without its consent. If such equipment or software product is held to constitute infringement and its use is enjoined the Developer may, at its election and expense, obtain for Sensus the right to continue using such equipment or software product, modify the same so that it is not infringing, or remove the same and grant Sensus a credit therefore. the Developer will not be liable to Sensus if any infringement claim is based upon the interconnection or use of such equipment or software product in combination with equipment, software products or other devices not made by the Developer use in any matter for which such equipment or software product was not designed.

10.3     Survival -- Paragraph 10.2 shall survive termination of this agreement.

11.      TRAINING

11.1 Training schedule -- the Developer shall provide the Training services set out in the Implementation Plan to be developed by the Parties. The Training Schedule shall consist of separate and distinct pre-Installation and post-Installation programs.

11.2 Commencement of training -- Training shall commence from the date of upon which the AOI Network is operational to such extent as would allow commencing the Training activities set out in the Training Schedule.

11.3 Experienced trainers -- All Training will be conducted by experienced personnel of the Developer and the presentations will be adjusted, where possible, to the general level of knowledge and experience of Sensus staff.

12.      CONFIDENTIALITY

12.1     Definition

(1)      "Confidential Material of Sensus" means:

         (a) any information of a proprietary or confidential nature, including but not limited to financial and business information relating to Sensus or any Sensus customers which are communicated to the Developer at any time;


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         (b)   any business systems, methodologies or computer programs of
               Sensus of which the Developer may acquire knowledge in connection with or while performing its obligations under this agreement, and

         (c) any other information or data received by the Developer from Sensus that is identified as proprietary or confidential.

(2) "Confidential Material of the Developer" means the Developer portion of the Technology, Documentation and Source Materials.

12.2     Confidentiality obligations

(1) Sensus acknowledges that the Confidential Material of the Developer is confidential and constitutes a valuable asset of the Developer. The Developer acknowledges that the Confidential Material of Sensus is confidential and constitutes a valuable asset of Sensus. Unless otherwise provided under this agreement, Sensus and the Developer shall:

         (a)   treat the Confidential Material of the other as confidential;

         (b) exercise at least the same degree of care and discretion with respect to the Confidential Material of the other as it exercises in protecting its own Confidential Material;

         (c) take all necessary steps including but not limited to instruction of employees and agents of the Developer and Sensus to ensure that the confidentiality of the Confidential Material of the other is maintained;

         (d) not disclose, publish, display or otherwise make available to other persons any of the Confidential Material of the other, or copies thereof; and

         (e) not duplicate, copy or reproduce any of the Confidential Material of the other without the prior written consent of the other.

(2)      This paragraph 12.2 does not apply to:

         (a) information that is in the public domain or enters the public domain through no breach of confidence by Sensus or by the Developer;

         (b) information that is available to one Party from some source other than the other Party without a breach of confidence with the other Party;

         (c)   general computer technology, ideas, concepts or tools;

         (d) information which has been provided in the first instance to someone other than Sensus or the Developer; and

         (e) any disclosure as may be required to be made by a court of competent jurisdiction.

13.      REMEDIES


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13.1     Remedies

(1) Should the Technology fail to meet or exceed the criteria as set out in the Functional Specifications within the Implementation Period, then at Sensus' option, and without prejudice to any of Sensus' rights under this agreement or at law or in equity, Sensus shall be entitled terminate this agreement and employ its own contractors to complete the work required to allow the Technology to meet the Functional Specifications. In such case Sensus shall be required to pay the Developer for its costs incurred to the date of termination but shall be entitled to deduct therefrom, the added expenses it had to incur over and above that which it would have incurred had the Developer completed the Technology.

(2) If the Developer is delayed by more than ten Business Days in its performance of any activity which is specified for completion by a Performance Date or any extension thereof agreed to by Sensus, then in the absence of Sensus having agreed to any further extension, Sensus may, upon notice in writing to the Developer, terminate this agreement and thereupon the provisions of paragraph 13 shall apply.

(3) If the Developer is unable to correct any deficiency under any of paragraph 7 within the applicable Cure Period, then in addition to any other remedy available to Sensus under this agreement or otherwise available at law or in equity, Sensus shall have the right to terminate this agreement and correct itself or to arrange with someone else to correct any deficiencies, at the Developer's cost and expense.

(4) The remedies of Sensus herein or elsewhere in this agreement are neither exclusive nor mutually exclusive for breaches of other terms and conditions of this agreement or shall any delay or failure of Sensus to exercise any right or remedy available to it in respect of other breaches operate as a waiver thereof, except where specifically provided to the contrary.

(5) If Sensus terminates this agreement as a result of the Developer's default it will, without charge, afford Sensus perpetual use of such components of the Technology as Sensus shall determine.

13.2 Refund -- Upon rejection by Sensus of the Technology pursuant to paragraph 7, or upon termination of this agreement pursuant as a result of the Developer's default, the Developer shall provide a refund, to Sensus, of the additional expenses Sensus has had to incur to ensure the Technology meets the Functional Specifications.

13.3 Obligations on termination -- Any termination of this agreement by Sensus pursuant to any of the provisions of this agreement shall result in:

(1) Subject to the provisions of paragraph 13.1, the termination of all agreements for Technology Support Services. The Developer agrees to indemnify Sensus against all claims, actions or proceedings that may be made or taken against Sensus by any person in connection with the said licenses, subcontracts, and agreements; and

(2) The Developer's obligation to deliver to Sensus all Sensus copies of all available working papers, and all computer programs, documentation, files and output then in the possession of the Developer relating to the Technology.

13.4 Developer default -- In the event of a breach of this agreement by the Developer, Sensus shall be entitled to resort to any remedy or remedies available at law or in equity or any combination of remedies as Sensus may in its discretion determine. No delay or failure of Sensus to exercise any right or remedy will operate as a waiver thereof, except where specifically provided to the contrary. Sensus shall have the right to terminate this agreement on written notice to the Developer if the Developer breaches any provision of this agreement and fails to remedy the breach within thirty (30) days after receipt of written notice from Sensus.

13.5 Customer Default - If Sensus fails to make any payment when due and such non-payment shall continue for a period of ten (10) days after notice of default in payment is sent to Sensus, the license to use the Technology shall thereupon terminate, and Sensus shall thereafter have no right to use the Technology or any components thereof. In such event, Sensus shall thereupon be required to:

(1)      delete from its Hardware, all copies of the Technology;

(2)      return all copies of the Documentation to the Developer.

13.6     Referral of disputes to referee

(1) The Parties acknowledge that for the purposes of amicable resolution of any dispute which may occur between the Parties relating to the interpretation and implementation of any of the provisions of this agreement, it will be in the best interests of the Parties to first refer such dispute for determination to an informal referee. The Parties agree that the purpose of such reference is for the economical and expedient resolution of the dispute and that it shall not be in the nature of arbitration as contemplated by the Arbitration Act, R.S.A. 1990, and that the decision of the referee shall not be binding upon the Parties but shall be considered as a bona fide attempt by the referee to judiciously resolve the matter in dispute. In the pursuance thereof the Parties further agree that either Party may compel the attendance of the other Party before a referee by serving the other Party with notice of such intention which notice shall contain the proposed time and location of the reference and a list of at least three and not more than five proposed referees.

(2) Upon receipt of the said notice, the notified Party shall within five Business Days following receipt select one of the proposed individuals as the referee. In the event that it should fail to do so within five Business Days of receiving such notice, the compelling Party shall be free to select the referee of its choice from the same list. The referee shall be required to proceed to hear and to referee the matter and shall, within the next ensuing ten Business Days or so soon thereafter as may be practical, render his decision in writing.

(3) The compelling Party shall act reasonably in designating the three to five proposed referees and shall in such designation be guided by considerations such as impartiality, industry knowledge, expertise and experience.

(4) The cost of such reference, as determined by the referee, shall be borne equally between the Parties.

13.7 Backup and disaster availability -- In the event that any item of Hardware upon which there is a Technology dependency becomes non-operational at any time for a period of time sufficient to require the use by Sensus of another computer facility in order to maintain business operations, or if any item of Hardware for any reason becomes permanently non-operational, the Developer shall:

(1) use reasonable efforts to promptly provide computer processing time on a fully compatible system which is the property of the Developer, if available at mutually agreed to prices, or

(2) at the request of Sensus, actively participate in the arrangements for the rental of computer time from another the Developer customer with substantially compatible Hardware.

14.      GENERAL

14.1 Order of interpretation -- In the event of any dispute relating to the terms and conditions of this agreement, or the interpretation of this agreement in relation to the obligations of the Parties, or any other matter or thing relating to the Technology, the Functional Specifications and the Integrated Network Configuration, the following shall govern the order of interpretation:

(1)      this Head Agreement;

(2)      the Business Plan, then

(3)      any other component of this agreement.

14.2 Notices -- Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed to the following addresses:

Developer
-------------------------------
-------------------------------
-------------------------------
-------------------------------

Sensus
-------------------------------
-------------------------------
-------------------------------
-------------------------------

Any notice, direction or other instrument aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered or if mailed shall be deemed to have been given or made on the fifth (5th) business day following the day on which it was mailed. Any party hereto may change its address for service of notice by giving notice in writing to the other parties hereto as above provided.

14.3. Time Of The Essence -- Time shall be of the essence in relation to interpretation of this Agreement.

14.4 Laws -- This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Alberta.

14.5 Successors -- All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and enure to the benefit of and be enforceable by the parties hereto and their respective administrators, successors or assigns. This Agreement and the rights and obligations hereunder shall not be assignable by Sensus without the prior written consent of the Developer.

14.6 Amendments -- This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, agreements, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all parties or in the case of a waiver by the party or parties waiving compliance.

14.7 Waiver -- The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, covenant, agreement, representation or warranty under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty under this Agreement.

14.8 Headings -- The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

14.9 Severability -- If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or rendering invalid any other provision contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

14.10 Counterparts -- For convenience, this Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

In witness whereof the parties have executed this agreement with effect the date and year first above written.


SENSUS CAPITAL CORP.

Per: /s/ (signature illegible)
     _____________________________________

ALLTEAM ONLINE INC.

Per: /s/ (signature illegible)
     ___________________________________

                                  SCHEDULE "A"

                                 BUSINESS PLAN

                           ALLTeam Online, Inc. (AOI)

          An online media company to bring out the star in all of us.

                                TABLE OF CONTENTS

Executive Summary

Mission Statement

1.       Business Definition

2.       Market Definition

         2.1      Internet Industry & Growth
         2.2      E-Commerce Industry & Growth
         2.3      Streaming Media - What is it and how will it grow?
         2.4      HighlightReel.com - A User Profile
         2.5      Encoding for Streaming Media - A Revenue Opportunity
         2.6      Business & Market Assumptions

3.       Programming

3.1      Content

         3.1.1    HighlightReel.com Site Structure & Functionality
         3.1.2    User Incentives
         3.1.3    Other Content Offerings & Services

         3.2      Content Partnerships
         3.3      Community Service & Relations
         3.4      Premium Content Store
         3.5      Data Acquisition - A Streaming Media Encoding Partnership
         3.6      Future Market Development

4.       Revenue Model Summary

5.       Market & Distribution

         5.1      Image & Positioning
         5.2      Strategic Distribution Partnerships
         5.3      Affiliate Program
         5.4      Direct Marketing
         5.5      Advertising

6.       Operations

         6.1      Corporate Finance
         6.2      Organization
         6.3      Principals

         6.4      Other Key Hires
         6.5      Contracted Services
         6.6      Directors

7.       Major Cost Items

8.       Risks

9.       Competition

10.      Critical Keys to Success

11.      Second Stage Content Channels & Businesses

12.      Financials

13.      Appendices

EXECUTIVE SUMMARY - ALLTEAM ONLINE, INC.

Online content and new media development is an exciting and wide open industry made possible by the emerging acceptance of the Internet as the mass-market communications and information medium of the 90's and the coming 21st Century. ALLTeam Online, Inc. (AOI) is a Seattle based online and Internet media & commerce company that will be the most recognized network of niche Internet portal sites and WebTV/set top channels utilizing streaming media to present original, copyright-free, entertainment content in multiple categories including sports, film and comedy. This collection of sites and channels will become the AOI Network.

AOI's objective is to build a scalable, easily replicated platform from which the innovative and entertaining theme sites and communities can be developed and introduced on the Worldwide Web. AOI will launch its first branded property from its family of sites known as HighlightReel.com. This property will become an online mecca for athletes and sports enthusiasts of all ages that are entertaining, interactive, and fun. In simple terms, HighlightReel.com users are asked to submit their very own sports highlights captured on their vide camcorder or other video capture device. HighlightReel.com houses and hosts the copyright-free highlights on its web site or channel arranged by sport or activity and state/province so that any family member, friend or fan can access it via a regular Internet connection to the Worldwide Web. Regular corporate sponsored promotions will take place at the site where highlights are judged by the audience and winners are awarded great prizes, merchandise and scholarships to academic institutions. One might say it's like the online "StarSearch" of the 90's. The spirit of competition, desire to be seen, show off your talents and winning valuable prizes and awards keep participants coming back over and over.

Sports is one of the top three areas of interest for Internet users. While there is a multitude of Internet sites catering to all aspects of professional sports today (e.g. ESPN Sportszone, CBS Sportsline there are very few online properties bringing non-professional athletics and sports activities together in a compelling entertainment package. Sports played in schools or community leagues is a strong rallying point in North American society and everyone likes to be recognized for their achievements. HighlightReel.com will appeal to anyone's desire to be a star and be seen literally anyone surfing the Web, now a potential audience of 100 million plus users worldwide and growing. Through HighlightReel.com anyone or any team can have a channel to showcase their game-winning touchdown or buzzer-beating basket.

In the US and Canada there are over 60 million participants in amateur sporting activities whether it be as part of school athletics, community centers and associations or city leagues. With this large pool of potential players, contributors and audience members already owning or able to easily access video capture equipment and almost anyone can participate. As hosting of the content online is provided essentially as a free service in order to drive rapid growth of the sites' body of content, revenues will be generated by:

o        Advertising;
o        Merchandising Partnerships;
o        Corporate Sponsorship;
o Encoding fees (involves the specific conversion process of standard video to "encoded" internet-ready streaming content -- a must for broadcasting online);
o Value-added and copyrighted entertainment content sold on a per use and perpetual license basis from the HighlightReel.com Streaming Store;
o Production and broadcast of live and taped sports events via streaming on the Internet.

Families with sports participants and vide camcorders represent a very attractive demographic that advertisers and merchandisers want and parents are very enthusiastic about their children's participation in sports and athletics and will embrace ways to raise their child's profile and recognition. Parents will also appreciate HighlightReel.com's association with scholarship and its focus on offering awards that can impact children's futures. Result -- motivated users hunger for a visibility form that is also entertaining and fun! And what kid doesn't like to see him or herself on screen or call friends and say "check out my personal HighlightReel.com site! AOI will be there to serve, entertain and reward them.

The Company will benefit greatly by establishing its operations in Seattle, the streaming media technology and content nexus led by industry giants RealNetworks, Microsoft and Disney's Starwave. An initial key strategic partnership has already been forged with a streaming media encoding leader and Seattle neighbor. The greater Seattle area also offers a strong, skilled pool of talent with experience in online streaming content development and publishing. Further the principals have large personal contact bases of Internet and E-commerce professionals who can be attracted to the venture as key hires or contractors. Similarly the principals will use their extensive industry contact bases with key management personnel at major Internet media and traffic leaders to establish "anchor" distribution arrangements ensuring a strong audience and user base.

MISSION STATEMENT

"To be the recognized network of branded niche Internet portal sites and WebTV/set-top channel leveraging streaming media technologies to showcase original, copyright-free, entertainment content in multiple categories including sports, film and comedy. In short an entertainment network and online community for everyone, populated with content produced by anyone."

1.   BUSINESS DEFINITION

Online content and new media development is an exciting and wide open industry made possible by the emerging acceptance of the Internet as the mass-market communications and information medium of the 90's and the coming 21st Century. ALLTeam Online, Inc. (AOI) is a Seattle-based online and Internet media & commerce company that will be the most recognized network of niche Internet portal sites and WebTV/set top channels utilizing streaming media to present original, copyright-free, entertainment content in multiple categories including sports, film and comedy. This collection of sites and channels will become the AOI Network.

AOI's objective is to build a scalable, easily replicated platform from which innovative and entertaining theme sites and communities can be developed and introduced on the Worldwide Web. AOI will launch its first branded property from its family of sites known as HighlightReel.com. This property will become an online mecca for athletes and sports enthusiasts of all ages that is entertaining, interactive, and fun. In simple terms, HighlightReel.com houses and hosts the copyright-free highlights on its web site or channel arranged by sport or activity and state/province so that any family member, friend or fan can access it via a regular Internet connection to the Worldwide Web. Regular corporate sponsored promotions will take place the site where highlights are judged by the audience and winners are awarded great prizes, merchandise and scholarships to academic institutions. One might say its like the online "StarSearch" of the 90's. The spirit of competition, desire to be see, show off your talents and winning valuable prizes and awards keep participants coming back over and over.

Sports is one of the top three areas of interest for Internet users. While there is a multitude of Internet sites catering to all aspects of professional sports today (e.g. ESPN Sportszone, CBS Sportsline) there are very few online properties bringing non-professional athletics and sports activities together in a compelling entertainment package. Sports played in schools or community leagues is a strong rallying point in North American society and everyone likes to be recognized for their achievements. HighlightReel.com will appeal to anyone's desire to be a star and be seen by literally anyone surfing the Web, now a potential audience of 100 million plus users worldwide and growing. Through HighlightReel.com anyone or any team can have a channel to showcase their game-winning touchdown or buzzer-beating basket.

In the US and Canada there are over 60 million participants in amateur sporting activities whether it be as part of school athletics, community centers and associations or city leagues. With this large pool of potential players, contributors and audience members already owning or able to easily access video capture equipment almost anyone can participate. As hosting of the content online is provided essentially as a free service in order to drive rapid growth of the sites body of content, revenues will be generated by:

o        Advertising;
o        Merchandising;
o        Corporate Sponsorship;
o Encoding fees (involves the specific conversion process of standard video to "encoded" Internet-ready streaming content - a must for broadcasting online);
o Value-added and copyrighted entertainment content sold on a per use and perpetual license basis from the HighlightReel.com Streaming Store;
o Production and broadcast of live and taped sports events via streaming on the Internet.

Families with sports participants and video camcorders represent a very attractive demographic that advertisers and merchandisers want and parents are very enthusiastic about their children's participation in sports and athletics and will embrace ways to raise their children's profile and recognition. Parents will also appreciate HighlightReel.com's association with scholarship and its focus on offering awards that can impact children's futures. Result - motivated users hungry for a visibility form that is also entertaining and fun! And what kid doesn't like to see him or herself on screen or call friends and say "check out my personal HighlightReel.com site?! AOI will be there to serve, entertain and reward them.

2.       MARKET DEFINITION

The growth and future of the Internet as a medium of mass communication, information and entertainment is no longer a matter of speculation as it was in 1994 or 95, but a self-evident reality. As network bandwidth pipelines expend and increase speed to keep pace with market and technology demands a wider range of compelling content will not only be available but home consumers will be equipped to receive and enjoy in very high quality. Sure the big media players like Time Warner and Disney will be there producing excellent mainstream entertainment like they always have but independent new media companies like AOI will fill the niches. And these niches will represent the majority of all content available on the Internet making AOI an exciting opportunity.

Let's review some basic yardsticks of Internet growth, usage, commercial activity and multimedia content development to understand the scale of the opportunity:

2.1      INTERNET INDUSTRY & GROWTH

o        Fewer than 40 million worldwide were connected to the Internet in 1996.
         By the end of 1997, more than 100 million people were using the Internet. Some experts believe that one billion people may be connected by 2005.
         -    US Dept. of Commerce, "The Emerging Digital Economy". 4/98

o As of the 12/96, about 627,000 Internet domain names had been registered. By the end of 1997, the number domain names more than doubled to reach 1.5 million.
         -    US Dept. of Commerce, the "Emerging Digital Economy". 4/98

o        Traffic on the Internet has been doubling every 100 days.
         -    US Dept. of Commerce, "The Emerging Digital Economy". 4/98

o More than 58 million adults in the US & Canada use the Internet representing 45% of the potential market.
         -    CommerceNet & Nielsen Media Research, 5/98

o Nearly 45 million PCs in the US access the Internet regularly, a 43% increase from 1st quarter of 97 to 1st quarter 98.
         -    Ziff-Davis, 5/27/98

o The number of PCs that use the Internet has grown more than 140% in the past two years, from 18.6 million in 1/98 to 45 million in 1/98.
         -    Ziff-Davis, 5/27/98

o "About one in three workplace PCs access the Internet, and nearly one in tow home PCs does the same. In just two years, the Internet has become a home PC mainstay.
         -    Ziff-Davis, 5/27/98

o "The average Internet PC was connected to the net 4.5 hours a week therefore Internet "eye-ball hours" increased some 80% in the last year. It's no wonder that more and more companies are looking to the Internet as an advertising medium to reach their customers. What other medium grew 80% in the past year?"
         -    Ziff-Davis, 5/27/98

o Online traffic momentum based on web page views grew 430% in the past year at Excite.com
         -    Excite, Inc., 2/9/98

o Ad spending grew on average 27% in one quarter (Q3-Q4 97) at the four largest search engines/web portals (Excite, Yahoo, Lycos, Infoseek).
         -    Excite, Inc., 2/9/98

o Total Internet ad spending was $907 million in 1997. It is projected to top $1.4 billion in 1998, an increase of 55%.
         -    Internet Advertising Bureau, 6/98

o Sports sites overall were winners in June, 98 in terms of total traffic and visitors.

         -    June Web Report, Relevant Knowledge. 6/98

o Venture Capitalists provided $12 billion to hundreds of IT start-ups in 1996 and 1997.
         -    US Dept. of Commerce, "The Emerging Digital Economy", 4/98

o Venture Capitalists poured a record $567 million into Internet start-ups Q2 1997 and another $460 million in Q1 1998. Michael Moritz of Silicon Valley's Sequoia Capital says "I don't think we have yet seen even 10% of all the interesting new ideas related to the emergence of the Internet".
         -    Wired Technology News, 7/15/98

2.1      E-COMMERCE INDUSTRY & GROWTH

Here are some facts that point to the emergence, growth entrenchment of commerce and retailing online:

o By 2002, the Internet may be used for more than $300 billion worth of commerce between businesses.
         -    US Dept. of Commerce, "The Emerging Digital Economy". 4/98

o A total of 10 million PCs used the Internet to shop for e-purchases in 1997.
         -    Ziff-Davis, 5/27/98

o Internet users are split 55.8% males, 44.2% females with median household income at $55,740 who will spend $360/yr just on Internet access in 2001.
         -    Forrester Research, Inc., 12/97

o Today it's mass-market book titles (that are selling new), reflecting the mainstream consumers now on-line.
         -    Forrester Research, Inc. 12/97

o Today's online shoppers are satisfied and ready for more. They are hooked on the convenience of this new experience.
         -    Forrester Research, Inc., 12/97

o During the next five years, the market will quadruple in size to 43 million on-line shoppers, slightly less than 50% of the on-line audience.
         -    Forrester Research, Inc., 12/97

o By 2000, web households will purchase on-line an average of ten times per month.
         -    Excite, Inc., 2/98

o In 1996, Amazon.com, the first Internet bookstore, recorded sales of less than $16 million. In 1997 it sold $148 million in books to Internet customers.
         -    US Dept. of Commerce, "The Emerging Digital Economy", 4/98

o In January 1997, Dell Computers was selling less than $1 million of computers per day online. During the December 97 holiday period Dell reported reaching $6 million in daily sales several times.
         -    US Dept. of Commerce, "The Emerging Digital Economy", 4/98

o Categories leading ad spending during Q1 98 were computing (27%), consumer products (25%), telecom (14%), financial services (13%) and new media (10%). Banner advertisements continue to dominate spending at 55% with sponsorships making up 40%.
         -    Internet Advertising Bureau, 6/98

o Use of the Internet and online services by the American public is reducing the time devoted to other prominent daily activities such as watching TV, exercise and reading. 64% of Internet users report the use of the Internet has reduced the amount of time they spend watching TV or using a VCR.
         -    Strategies Group Internet User Trends Report, 6/98

o Total Internet spending by businesses and consumers will increase to $500 billion worldwide in 2002.
         -    IDC White Paper, 6/98


2.3      STREAMING MEDIA - WHAT IS IT AND HOW WILL GROW?

As recently as 1995 the prospect of listening to high quality audio or watching passable video over the Internet was limited to discussions at cocktail parties. With the great majority of Internet users still suffering through online sessions at modem speeds of 14.4 kps, or maybe 28.8 kps, a real opportunity to develop a solution to "stream" audio and video within existing bandwidth constraints arose. While a variety of innovators jumped into the fray it was RealNetworks of Seattle that developed a technology, the RealPlayer, which at the end of 1997 had over 20 million unique users. Further RealNetworks' RealSystem and servers are now used to deliver content on more than 85% of all streaming media enabled web pages. Microsoft also waded into the streaming technology market and invested in RealNetworks, licensed its technology and released its own streaming media platform, Netshow. Seattle is now the worldwide streaming technology nexus and the home to a burgeoning number of online content developers and media companies leveraging these streaming technologies.

What's the impact of high quality streaming? In the 4th quarter of 1997 alone, total web pages containing streaming media doubled. Every week 145,000 hours of sports, music, news and entertainment are broadcast over the Internet. For broadcasters like Seattle's Starwave (recently purchased by Disney) who produces ESPN Sportszone, CNN and Playbill Online, live and on-demand streaming programming is one its most popular features. What sites like Starwave have found is that by enhancing the experience with streaming media they INCREASE TRAFFIC, KEEP VISITORS COMING BACK AND STAYING LONGER WHILE GENERATING MORE SALES. Unlike text and pictures the Internet comes alive with streaming media and can deliver on its potential to become a mass medium comparable on scope with TV and radio.

Streaming media enhances and expands the quality and scope of offerings for online content producers, broadcasters, advertisers and merchandisers. As Streaming takes greater hold it is expected to increase consumer demand by greatly improving the users' experience, and accelerate a shift in advertising revenues away from traditional media to the Internet. In fact Forrester Research predicts that advertising revenues from online content businesses will grow to $8.5 billion by 2201 or 5% of all ad spending valued at $175 billion in 1996.

But while streaming will be a catalyst to many facets of online growth it requires help from bandwidth providers to fulfill its promise - and there is good news! Standard Internet access via 28.8 kps or 56k modems puts limitations on streaming quality and the race is on from a host of telecommunications players to lay the infrastructure and offerings for the next generation of high speed Internet gateways. Whether it be DSL technologies from major telcos like GT, cable modems from consortiums like AT&T/TCI?@Home or wireless, satellite or even electric utilities, high speed access will be available throughout North America shortly. Once these service offerings, ranging up to 10 Mps, are embraced by bandwidth hungry consumers opportunities for content providers to deliver superior products will be countless. When bandwidth is coupled with ever-improving streaming technologies we expect more and more people will want to put their own audio and video clips online. AOI will be ready to maximize this opportunity.

2.4      HIGHLIGHTREEL.COM - A USER PROFILE

It is worth noting some online user dynamics recently identified by Forrester Research. HIGHLIGHTREEL.COM will appeal to a huge user base including online segments Forrester calls "Neo-hearthminders", who are families with kids and multimedia starved, entertainment-oriented "Mouse Potatoes". These segments currently cover 43.3 million people in the US, of which only 45% are currently on the Internet today.

It is this piece of the Internet usage market that we believe will be most affected by the emergence and growth of the TV set-top box access roll-out. Notably Microsoft acquired WebTV in 1997 based on its belief that a great number of new users who may not be power computer users would readily adopt the Internet through their televisions. America Online has also announced the launch of its "AOL Anywhere" service which target new and existing users who will access the Internet through new devices including screen phones, handheld PCs and especially the TV. It is particularly the "Neo-hearthminders" with children that will seriously consider Internet access through what may be more convenient or familiar devices and the bulk of WebTV/set-top access services will be directed at them. This is an opportunity for AOI in that we will position HighlightReel.com to appeal to this market by creating entertaining web properties as well as targeted WebTV/set-top "channels". A speedy build-out by AOI will allow it to ride this growth curve.

HIGHLIGHTREEL.COM'S potential user base can be segmented into a variety of groups:

Players: HIGHLIGHTREEL.COM'S participants or "Players" (highlight subjects) represent a huge and diverse group including k-12 kids participating in school or community sports, university and college student-athletes and adults in city, community or corporate leagues. These groups participate in a huge range of activities in sports and athletics and represents 60 million individuals in North America. Many would enjoy, and be entertained, by the exposure HIGHLIGHTREEL.COM offers them. They will also be able to compare their talents with other players in their age group or league and continue friendly competition and sportsmanship online.

Behaviour Trait - "They want to be stars, or at least have a shot".

Capture-Meisters: This sub-set as all those with video capture equipment like camcorder who will be seeking the best highlight or shot of their child, student or school pal. It is in this group's hands not only to get best highlight but also capture it with the highest level of quality, skill and clarity. Parents, coaches and team mates are the artists in this group. With video camcorders already a staple household appliance entry costs are low and the ability to capture and broadcast a large body of highlight content from a multitude of contributors is viable. Another encouraging trend is that digital camcorders are the fastest growing segment of the home movie market and are expected to reach $2.7 billion is sales in 1998 and 50% of all camcorders sales by 2002.

Behaviour Trait - "They want to ensure their Players get their shot and are recognized for their efforts", or "consider themselves damn good directors".

Family, Friends, & Fans (F3's): This is highly a motivated audience group for HIGHLIGHTREEL.COM as they are closely associated with participants and are keen to follow their progress and see how they stack up. They are also often spread out geographically and viewing video of loved ones on the Internet is much more convenient and immediate than mailing around a bunch of VHS tapes. Give this


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

group new highlights of their favorite star and they will return over and over again.

Behaviour Trait - Very nurturing and territorial - "Jimmy next door is on that site so Johnny Jr. should be too" or "Let's check out that Granddaughter's latest soccer goal highlight".

Recruiters: While this may be a smaller user sub-set it is a very motivated one. By viewing highlights at our site Recruiters from colleges or junior hockey for example may find a diamond in the rough. Another proposed AOI property will be introduced later to leverage this group. At CentralScouting.com highlights will be archived by age, sport and state/province on a release basis so that registered coaches and recruiters may review highlights of potential talent moving up to the next level and make contact with them.

Behaviour Trait - "That kid up in Maine was phenomenal but have you checked out that winger from Boston? Wow!!"

2.5      ENCODING FOR STREAMING MEDIA -- A REVENUE OPPORTUNITY

HIGHLIGHTREEL.COM can host highlight clips in a superior destination site but there is a critical step in highlight clip preparation prior to presenting audio and video on the Internet as streaming media. Every audio and video transmission over the Internet requires compression and conversion from the original recording or production format. This is called "encoding" and it is required for all video recording formats from traditional VHS or Beta formats to the many new digital formats including QuickTime, Microsoft NetShow or RealNetworks RealVideo. Beyond the actual conversion process a skilled encoder can also enhance the original content quality with a variety of techniques and use of state of the art digital encoding equipment.

 It is possible for home users to purchase encoding equipment and software required to publish their video and audio content on the Internet. However the cost is high and the time required to master the skill is considerable. It's the perfect process for an "as-needed" service business rather than making an investment in rapidly changing technologies and "moving target" standards. In many respects it's like "FotoMat" for the Internet where your original audio and video is "developed" for streaming onto the Internet. It is AOI'S assessment that a strategic partnership with a market leader providing optimized encoding services is crucial both in terms of offering a comprehensive package for our users and establishing a predictable, ongoing revenue stream. A partnership with a qualified firm has been secured and will be discussed in Section 4.

2.6        BUSINESS & MARKET ASSUMPTIONS


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

o HIGHLIGHTREEL.COM can be successfully positioned and marketed as the "COOL" site for players and teams to showcase their highlight clips and let their friends, family and fans follow their sports journeys and endeavors;

o Players, teams and coaches are motivated by the pursuit of recognition of their achievements to the extent they will capture, submit, encode and publish their highlights at HIGHLIGHTREEL.COM;

o Players will be further motivated to play by the potential of winning exciting prizes, like sports equipment from top manufacturers, and athletic and academic scholarships at top institutions;

o University and college-level athletic recruiters will value a large archive and clearinghouse for player highlights as a resource for identifying up and coming talent;

o Advertisers and merchandisers will value the site's large and diverse user group projected to be over 90 million in North America. As the Player group includes the "hard to crack" teen demographic advertisers and merchandisers will actively attempt to establish long term brand loyalties at the site;

o Compelling sponsorship products will entice corporations to associate and partner with HIGHLIGHTREEL.COM for visibility, brand-building and will actively participate in the provision of valuable merchandise and prizes and underwrite coveted scholarships at academic institutions;

o Leaders in online content, media and access will wish to license or share ad revenues in exchange for use of HIGHLIGHTREEL.COM branded content. These partnerships will also be integral for increasing visibility of the site, entrenching brand awareness and driving high player participation;

o Other strategic partnerships and associations with organizations such as DARE, the NCAS, Net Nanny or Pop Warner, will enhance
         HIGHLIGHTREEL.COM'S credibility and standing with its main users and constituents;

o A HIGHLIGHTREEL.COM interface and we site with easy to use templates and formatting can be created with off-the-shelf tools and relatively little development and creative time and cost;

o A variety of outsourced providers can be contracted as alternatives to building systems in-house such as Web servers and hosting, data warehousing, bandwidth management etc.;


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

o Hosting highlight clips free will quickly populate the site with content and audience. Encoding services can be offered at price points appealing to the user while maintaining margins for the service supplier-partners and revenue shares for AOI.

3.       PROGRAMMING

AOI will become an online partner synonymous with entertaining users who are the authors of their own fun. By giving our Players a simple to use online channel where their sports highlights are available for viewing by a worldwide audience 24 hours a day we offer anyone a chance to be a star. AOI has secured the following Internet web site domain names which will form the family of properties to be built-out and leveraged:

HIGHLIGHTREEL.COM                   STUDENTATHLETE.NET
HIGHLIGHTPACKAGE.COM                CENTRALSCOUTING.COM
LEAGUEZONE.COM                      ATHLETICSCHOLARSHIP.COM
STUDENTATHLETE.COM

Initially HIGHLIGHTREEL.COM will be the charter property to be developed by AOI. Here is how we propose to do it.

3.1      CONTENT

In the simplest terms HIGHLIGHTREEL.COM will leverage its user base to populate itself with content by hosting and broadcasting highlight clips submitted by Players and Capture-Meisters. This methodology will also give rise to a loyal audience of F3's who are pulled to HIGHLIGHTREEL.COM to view each Player highlight clip. A further benefit is that the majority of content for the site will be acquired at virtually no cost. Players will be incented to participate and submit view clips on a repeat basis through a series of monthly and annual competitions to select the best highlights. Winners will be awarded with a variety of valuable prizes and scholarships to academic institutions of their choice. AOI feels very strongly about the positive relationship between athletics and scholarship and believes this focus will be viewed very positively by Players, F3's and indeed all site visitors.

3.1.1.   HIGHLIGHTREEL.COM SITE STRUCTURE AND FUNCTIONALITY

Player highlight clip submissions of up to 3 minutes will be accepted from any state or province in the US or Canada and hosted absolutely free of charge (Encoding for streaming media will be offered for a fee and is detailed in 3.4). This site will be arranged into an easy to navigate and browse graphical interface so site visitors will be able to find what they want quickly. Generally speaking the interface and highlight clip archive will be segmented and organized by:


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

-        Gender;
-        Sport of activity;
-        Age Groups (3) (Child - p to 12, Teen - 13 - 18, Adult).

This site will not distinguish between levels of athletics eg. Varsity, JV, Intramurals, etc., but will accept and judge clips on their level of skill, endeavor and even uniqueness.

Once a highlight clip has been received by the site it will be assigned a specific URL and posted to the main site index. The Player and/or person making the clip submission will be notified by e-mail of the URL. As part of the free hosting service the site will also as the user if he or she would like HIGHLIGHTREEL.COM to notify any others about the URL which it will do if supplied with the addresses. Basic Player profiles will be requested but due to sensitivity regarding minors' personal information only data supplied will be posted. Completely confidential clips without Player profiles are acceptable but unpublished registration information is mandatory. At the time of writing the highlight clips will be hosted at HIGHLIGHTREEL.COM for two months before they are removed. AOI may adjust free hosting period based on the data loads and bandwidth optimization as the quantity of content grows.

It should be noted that once users have a URL for a particular clip they also require a "viewer", or software to enjoy this or any other clips hosted at the site or anywhere on the Internet. Already 20 million Internet users have versions of REALNETWORK'S, "REALPLAYER" or MICROSOFT'S NETSHOW so the ability to view clips is already firmly entrenched within the computer desktop. For those users still requiring a "viewer" a link to download free versions from multiple courses will be offered at the site. The site will also host an educational step-by-step streaming tutorial on how to shoot better, winning highlight clips with tips on editing and submitting video in the proper format. The better the quality of videos received the better the content will be at HIGHLIGHTREEL.COM.

3.1.2    USER INCENTIVES

While simply offering free hosting of highlight clips and the opportunity to be broadcast as part of a new media "channel" may be enough incentive for many Players to joint in at HIGHLIGHTREEL.COM we will not leave this to chance. To keep players posting new highlights on a regular basis and to keep F3's and our audience at large highly involved AOI has devised a valuable incentive program for all of our constituents. The cornerstone incentives will be in-house and 3rd party corporate sponsorship programs where the best highlight clips will be rewarded with compelling prizes and academic/athletic scholarships. One possible reward program is as follows:


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

o Three monthly highlight clip awards, one per age category (Child, Teen, Adult) for each major sport. Awards to be $1000 approx. in merchandise or scholarship value;

o Three annual Grand Champion highlight awards, one per age category for each major sport. Awards to be $10,000 approx. in merchandise or scholarship value.

A combination of judging formats are being considered will be utilized including in-house HIGHLIGHTREEL.COM editors, celebrity judges such as pro athletes & coaches and an audience voting process via automated online balloting and selection i.e. like Major League Baseball All-Star Game voting. The audience voting format is an interesting one in terms of driving additional audience traffic. If promoted that awards were based on highest "click-thru's (literally how many times it was seen) we can expect that Players will ensure that everyone they know visits their personal highlight URL to check out their latest highlight clip. This judging process is ultimately the most democratic, least subjective and is tied to a standard online measurement parameter that is verifiable (multiple viewings by the same address will be excluded). These techniques will be explored in detail.

A comprehensive sponsorship program will be created and marketed to online advertisers and merchandisers who will want to associate their company and products with the HIGHLIGHTREEL.COM brand its diverse usership. While the bulk of the sponsorship fee will secure a minimum level of enhanced visibility at the site a portion will cover the award cost commitment. Sponsorships will be priced for varying visibility values including annual and monthly positions. A wide range of award sponsorship packages outside the main monthly and annual offerings are possible. There are some hypothetical examples:

Nike sponsors an ongoing, annual "anchor" feature known as the "HIGHLIGHTREEL.COM GRAND CHAMPIONSHIPS" involving high visibility and placement and contribution of $30,000 for three major awards. Tie-ins with complementary TV and in-store advertising programs run by Nike are possible;

Rawlings sponsors "Golden Glove Award" for defensive play in baseball for monthly highlight clip winner during baseball season;

CompUSA sponsors a monthly award sponsorship for best football highlight and awards a new PC package to winner;

Sony sponsor a video clinic online with a streaming tutorial including tips on capturing better highlights and features its latest digital AV equipment packages.

As part of general site programming regular features such as rotating viewing buttons of top highlights archived at HIGHLIGHTREEL.COM will always be available.


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

Sponsorship packages such as "Top 10" clips of the month, "Simply the Best" clips from all archives or "Hot out of the Can" featuring the latest submissions will also be programmed and marketed. These will give users a yardstick of quality to shoot for and ensure that above average content is always a mouse click away.

Scholarship will be heavily promoted as one of the main missions of HIGHLIGHTREEL.COM - to promote athletics as a vehicle to achieving, and as an integral part of, academic success and growth. It is the intention of AOI to give award winners the ability to select merchandise or a scholarship as their prize. Scholarship funds for post-secondary institutions will be held in trust until valid proof of enrollment is submitted by winners. An appointed trustee (such as Ernst & Young) will be entrusted with scholarship funds and responsible for their disbursement towards tuitions or other acceptable academic costs or expenses. The winner is free to select which post-secondary institution the scholarship funds will be used at. An adult winner is free to allocate scholarship prizes toward their child or anyone of their choosing.

3.1.2.   OTHER CONTENT OFFERINGS & SERVICES

In addition to its core content focus HIGHLIGHTREEL.COM will also integrate a variety of entertaining offerings, many of which will provide additional sponsorship opportunities:

o Develop branded "HIGHLIGHTREEL.COM" sporting events for "webcasting" to an Internet audience such as the "HIGHLIGHTREEL.COM High School Basketball All-Star Game" featuring seniors who submitted the best highlights clips form the just concluded season. AOI will also seek out opportunities to simul-webcast 3rd party produced sports events, such as the NCAA Ice Hockey National Championship Series, and build sponsorship vehicles around them;

o Integrate entertaining chat rooms into content that is conducive comparison and discussions about highlight clips;

o Publish sports-related information and multimedia presentations including coaching tips and clinics, training methods and regiments, injury prevention and treatment;

o Merchandise a wide variety of offerings for sports equipment, team apparel and gear, or video capture and editing equipment targeted to HIGHLIGHTREEL.COM'S community of loyal, repeat users;

o Establish a HIGHLIGHTREEL.COM discount club with major sporting goods merchandiser for athletes and teams;


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

This site will also launch other co-branded sites and channels that branch from HIGHLIGHTREEL.COM, offering complementary content that is of interest to our core usership and audience. Here are two possibilities under consideration:

ATHLETIC SCHOLARSHIP.COM WILL OFFER:

o Academic development tools and information including study skills enhancement, tutoring resources, time management, SAT preparation, goal setting, etc.;

o Resources to assist student athletes access and win athletic and academic scholarships by providing a clearinghouse and database of available programs. Information concerning potential financial support and sponsorship from sports foundations will also be available;

CENTRALSCOUTING.COM WILL OFFER:

o A special zone for athletic recruiters from university and college institutions searching highlight archives for high school recruits. High school players will have the opportunity to submit additional personal information along with their highlight clip in this zone such as statistics, profiles, GPA's, SAT's etc.

o AOI has already identified two new and innovative online services targeted at university and college athletic departments and allowing them to search databases of high school recruits and their profiles. Online Scouting Network (www.osn.com) and Scout Net (www.scout-net.com) both offer players the opportunity to post their profile and video clip for a fee of $70 - 150. AOI has already initiated discussions with these firms and is hopeful to establish commercial partnerships with one or both. In this case HIGHLIGHTREEL.COM would co-brand and offer these value-added services to its users on a revenue share basis.

3.2      CONTENT PARTNERSHIPS

In addition to the "backbone" content and services previously discussed AOI will seek partnerships with a wide variety of organizations to supply compelling and entertaining content targeted at our core usership. It will be AOI'S continuing challenge to offer the most valuable content possible to its users and audience and partnerships to secure and offer these elements are a major key to success.

Some examples may include:

o The National Coaches Association and a corporate sponsored property such as Gillette's "You Make the Call" team up to provide content on clinics, training and rules;

o NCAA and its divisions such as "The Big Ten", offer content related to qualifying for and becoming an intercollegiate athlete, and in promoting specific institutions for college consideration;

o Previously discussed partnerships with recruitment services such as Online Scouting Network or ScoutNet;

o Major online sports properties, like CNNSI or ESPN Sportszone offer specific pro sports content that is complementary to HIGHLIGHTREEL.COM in exchange for traffic. An excellent example - Sports Illustrated Magazine print version has a well known feature known as "High School Roundup" featuring outstanding student athletes from across the nation each week. This could be leveraged online at HIGHLIGHTREEL.COM;

o Team up with Broadcast.com and simulcast the video portion of a major sports event it is providing via radio webcast for eg. NCAA Baseball Championships.

o Leverage the RealNetworks' Site Partner Program as a one of a family sites fully embracing and extending usage of the Real streaming media platform for content, advertising and merchandising. This will quickly position HIGHLIGHTREEL.COM as a streaming content leader along with other members including Wall Street Journal Interactive and Rolling Stone Network. An outstanding opportunity presents itself for RealNetworks to host a content area at HIGHLIGHTREEL.COM devoted to tips for capturing and producing the best highlight clips possible.

3.3      COMMUNITY SERVICE & RELATIONS

AOI, INC. intends to develop the "HIGHLIGHTREEL.COM Foundation" to create key relationships and initiatives which enhance and extend its profile in the community while helping student athletes:

o Develop partnerships with "grassroots" community programs like "D.A.R.E." and "Stay in School";

o        Create a corporate sponsorship program to award coveted
         "HIGHLIGHTREEL.COM Academic All American Scholarships" to academically high achieving student-athletes;

o Partner with pro athletes who are active and visible in their communities for promoting scholarships, athletics or community service eg. "Stay in School", The United Way etc.

3.4      PREMIUM CONTENT STORE


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

While HIGHLIGHTREEL.COM'S users and audience will return over and over to review new highlights that they have a personal connection to our user-base also loves professional and tier one college sports. They already have a long history of consuming this content in television as spectators and consider it one of the ways they would most like to spend free time.

An emerging market for premium streaming content is now taking hold along with the ability to merchandise these products on a per view or perpetual license basis. It is AOI'S intention to build a branded HIGHLIGHTREEL.COM STREAMING STORE within the site where these products are merchandised and a revenue share is paid by the content's license holder to AOI. Here are some examples:

o Sports Illustrated's "NFL Crunch Course" featuring top "hits" of the year;
o Don Cherry of Hockey Night In Canada hosts his annual "Rockem Sockem Hockey" Featuring the NHL's toughest hockey clips;
o        NBA Final Series Review footage from NBA Licensing;
o        HIGHLIGHTREEL.COM'S own branded compilation of "The Year's Best
         Highlights".

It is expected that the quantity of premium digital streaming content will increase dramatically over the next several years and AOI will aggressively seek out the best products and offer them to its users. To increase buyer interest and brand loyalty some very innovative "purchaser incentive" programs are being launched online by a host of aggressive technology companies. One in particular, NetCentives, Inc. of San Francisco, has devised a scheme allowing merchandisers to offer online buyers major airline frequent flyer points for each purchase. AOI will establish a variety of these programs to entrench HIGHLIGHTREEL.COM as a destination merchandising property.

Finally it should be noted that as the site collects submissions from users it will be in a position to build a comprehensive user database from which merchandise offerings and advertising messages can be tightly targeted. The tools to target on the Internet continue to improve allowing direct marketers to build buyer histories and preference profiles. AOI will leverage these techniques and tools at the HIGHLIGHTREEL.COM STREAMING STORE and in other merchandising efforts to be discussed later.

3.5      DATA ACQUISITION
         -    A STREAMING MEDIA ENCODING PARTNERSHIP

HIGHLIGHTREEL.COM is really a content channel run by its users, who populate it with entertaining content - their own highlight clips. For this reason it is imperative that AOI build a highlight submission system that is both easy to use and cost conscious, reducing barriers and allowing the largest number of potential users to play and compete. Returning to section 2.5 there is also the


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

additional step of encoding original video highlights into streaming media ready for broadcast online. Submission and encoding must be executed flawlessly.

Rather than divert its attention from its core business of building entertaining content sites and channels frequented by loyal users AOI has determined that a strategic partnership with a leader and specialist is the best way to fulfill the encoding requirements of its users. Such a firm has been identified and discussions are now underway to position Seattle-based ENCODING.COM (www.encoding.com) as the AOI'S streaming media encoding supply house led by Microsoft alumnus and e-commerce visionary, Martin Tobias, ENCODING.COM was launched in September 1997 out of the belief that streaming media online was here to stay. The company has invested heavily in production equipment and throughput systems to produce the clearest, sharpest sound and pictures available. Their technologies are multi-platform both in terms of support for all original capture formats (Beta, VHS, etc.) and streaming technologies (RealNetworks' RealSystem.Microsoft's Netshow etc.).

At this time a fee structure for encoding is being developed. It is anticipated that costs will be based on a maximum of three (3) minutes of encoded streaming video at a price point of $9.95. As AOI is directing considerable traffic volume for retail encoding to Encoding.com it will keep a pre-determined percentage of each encoding fee. Further revenue potential lies in upselling users to higher bit streams which are clearer and these opportunities should increase as streaming media usage approaches critical mass on the Internet.

As part of the partnership ENCODING.COM would build a seamless interface for HIGHLIGHTREEL.COM users to submit their video clips with registration information via electronic file transfer (FTP) for required encoding prior to posting the main site index and archive. For the large number of users not capturing video with the latest digital camcorders a process of easy delivery of actual video media such as VHS tape cartridges will be offered. A registration form will be available at the site online for printing and inclusion with the submitted tape. The original master will be returned to the customer for a nominal shipping charge. To offer other submission alternatives to our users the AOI plans to leverage ENCODING.COM'S growing number of retail outlet relationships where physical drop off for tapes is possible. The company has also had initial discussions with one large retailing chain for photographic products about the potential of a partnership to accept tape submission. Chain operations like Wal-Mart, Costco etc. are excellent prospects for this kind of tie-up and it will be a priority to build a network of relationships to facilitate retail drop off.

Of course the company will accept video clips from users that have already been encoded and post them free of charge as normal. However we anticipate that the great majority of consumers/users will not possess the required equipment and software for high quality encoding for many years to come. Not to mention it's just not very easy and most consumers don't have the time to fuss with


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

formats, protocols and optimization tool sets. By offering users with an easy, "one stop shop", per use cost approach that takes original video to broadcast as painlessly as possible most HIGHLIGHTREEL.COM users will opt for our encoding solution.

3.6      FUTURE MARKET DEVELOPMENT

For the purposes of this business concept we have confined HIGHLIGHTREEL.COM'S activities to the North American markets of the US and Canada, where online usage for sports entertainment is most entrenched. However this does not mean that great opportunities do not exist in other markets where online usage is at or approaching critical mass Australians and rabid about rugby and cricket, British are the same about soccer as are all European markets and the Japanese love baseball. All of these markets and many others have a variety of sports played at multiple levels from children to adults. Once HIGHLIGHTREEL.COM has is built-out and operating successfully at home we anticipate a wealth of opportunities to leverage the basic platform in a host of new, ready-to-play markets.

4.       REVENUE MODEL SUMMARY

o        ADVERTISING

As HIGHLIGHTREEL.COM'S usership and traffic ramps we will be in a position to offer a wide variety of standard, animated and streaming banner advertising opportunities to a diverse range of potential advertisers. Particularly good advertiser prospects are sports equipment (Foot Locker), electronics/computer (NEC Now, Sony), apparel (Gap, Levis), music (CDNow), books (Amazon.com), ticket agencies, (TicketMaster), Travel (Preview Travel) and image seekers (Coke, RayBan) etc. A standard rate card for national, regional and local targeting will be developed based on a cost per thousand basis. It is the company's intention to partner with one or more of the web media placement agencies such as DoubleClick or 24/7 to sell its advertising positions and leverage these firms large advertiser-client bases. Both have affinity marketing programs for sports, family and technology sites and channels.

All efforts to leverage the highly desirable demographics of the site will be taken while ensuring the quality of the overall presentation of the property. This will be partially achieved by integrating streaming media banner technology alongside HIGHLIGHTREEL.COM'S core streaming content. Studies show that streaming ads generally produce "click-thru" rates (the percentage of served ads actually clicked upon) twice that of standard "flat" banners. Also the ability now exists to take existing TV advertising campaigns and move them to the Internet with streaming media is here. Known as "webisodes" this ad tool will be seen much more in 1999. To make the most of this opportunity the site will joint the RealNetwork's


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

"Site Partner Program" by supporting streaming ads and extending its positioning as a true streaming media proponent and advocate.

o        MERCHANDISING PARTNERSHIPS

The web has become the new arena of direct marketers who have moved online now merchandising literally anything on the Internet. Sales numbers grow monthly and one only need look to brands like Amazon.com, CDNow, Cyberion Outpost and Dell to see Internet merchandising success stories. Just recently a joint study from IDC and RelevantKnowledge now predicts online purchases will explode to $54 billion by 2002 from $4.3 billion in 1997!

Why is it working? ACCESS SELECTION, IMMEDIACY AND DELIVERY. Particularly it is the medium's immediacy which is fully exploited when merchandising offers are tightly integrated with content. When Elmo Dolls can be pitched in a live chat session with Rosie O'Donnell or "Parent's Soup" baby name finder brings up special offers for price reduced cribs you have a compelling sales tool indeed and remember our "Neo-Hearthminders" ? According to Forrester Research this HIGHLIGHTREEL.COM friendly segment will grab hold of online purchasing in the next few years and push it to new heights.

Given these trends large, traditional bricks & mortar retailers like Sears and new breed players like Cyberion Outpost are both paying big dollars for prime positioning partnerships with top online traffic aggregators (eg. New York Times Online) and web portals (eg. Lycos, Yahoo), Software.net recently paid AOL $21 million to be the exclusive seller of software at the online giant through 2001 and CDNow just paid MTV Online $22.5 million for a complex three-year music retailing partnership involving TV and online promotions to name two examples.


While its market power will not compare with likes of AOL excellent opportunities exist for AOI to leverage its audience into a wide variety of multiple category merchandising partnerships where specific product offers are made to HIGHLIGHTREEL.COM users. In exchange for aggregating demand and building a compelling brand the company will structure deals that combine a monthly minimum fee and a revenue share from products sold by the merchandiser partner positioned at the site. AOI will also be able to offer its user database to extend direct product offers via e-mail pushing recipients back to HIGHLIGHTREEL.COM and its merchandiser-partner for the purchase. Product categories that come to mind immediately are sports equipment & gear (eg. Nike, Foot Locker), AV equipment (eg. Sony), music eg. CDNow, Music Blvd.), books (eg. Amazon.com, Barnes & Noble) and apparel e.g. The Gap, Levis). All active online merchandisers are looking for new sources of "eyeballs" for their online offers and HIGHLIGHTREEL.COM intends to be one of these sought after positions.


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

o        CORPORATE SPONSORSHIP VEHICLES

When considering HIGHLIGHTREEL.COM's user and audience segments including children, teens, parents, relatives, friends and fans there are promotional opportunities for a very wide range of companies wishing to extend their message. The company will create a range of compelling and visibility catching sponsorship vehicles allowing sponsors to build brand awareness, introduce and merchandise products and services and build an effective association with HIGHLIGHTREEL.COM's entertainment-seeking audience. Here is a brief summary of vehicles under consideration:

Award Sponsor - Annual Grand Championship or Monthly Championship positions including contribution for scholarship and/or merchandise. Example - Reebok buys a permanent position sponsoring the Grand Championship;

Content Feature Sponsor - regular feature spot for well-known property from traditional media. Example - Sport Illustrated's Weekly High School Round-up;

"Best of" Highlight Sponsor - Positions to sponsor special content features such as monthly "Top 10 Clips" or "Top Football Clip of the Year". Example - ESPN Sportszone buys a monthly position for "Top 10 Clips";

Clinic Sponsor - Positions to sponsor special multimedia streaming clinics and tutorials related to sports and athletic coaching clinics and educational sessions detailing video capture how to's, editing and the do's and don'ts of streaming media. Example - Spalding buys an annual position for basketball coaching clinics;

Merchandising Sponsor - Special feature areas will be programmed to allow merchandise partners to introduce and explain products with streaming ads and build a following at HIGHLIGHTREEL.COM. Example - JVC buys a position to host the "JVC AV Station";

HIGHLIGHTREEL.COM Streaming Store Sponsors - a number of media companies with products stocked at the store will be approached to sponsor particular content categories and features. A range of coop vehicles will also be developed. Example - NFL Films heads up the stores football section;

All vehicles will be priced based on traffic, visibility and overall promotional value.

o        ENCODING FEES

As previously discussed the great majority of HIGHLIGHTREEL.COM users will not have the ability or the inclination to encode their video highlight clips for streaming online. Through ENCODING.COM the company will offer encoding service at an attractive consumer price point of $9.95 for a 3 minute clip and earn a revenue share for each. This is an easy to establish, volume-based revenue stream which is positioned as a requirement for participation at HIGHLIGHTREEL.COM or for any streaming vehicle on the Internet.

In the future as users become more sophisticated and skilled at video capture and demand more clarity we expect an opportunity to upsell higher quality encoding processing at higher through put bit streams.

o        HIGHLIGHTREEL.COM STREAMING STORE

The company will operate a branded online storefront at the site offering premium entertainment content for streaming sold on a per use and perpetual license basis. In addition to focusing on sports content other complementary content products in multiple categories will be available including such diverse subjects such as eg. Cooking with Martha Stewart, Home Renovations with Bob Vilas etc.

o        EVENT WEBCAST PRODUCTION

As the company advances its business it will actively seek out opportunities to secure digital rights for, and develop, produce and webcast, branded live sport events which will be compelling and entertaining for its audience. Under consideration are events like the Pop Warner National Football Championships.

o        RECRUITMENT NETWORK PARTNERSHIPS

Due to the high number of high school students expected as Players and audience at HIGHLIGHTREEL.COM the site is an attractive demand aggregation point for online student-athlete recruitment services. The company would receive a revenue share from each new recruit signed up through the site.

o        USER DATABASE LEVERAGING

As HIGHLIGHTREEL.COM'S usership and audience grows the company will own and manage a large database of highly coveted online consumers that can be utilized by a whole range of direct marketers. AOI will market this database and develop partnership programs to share in merchandise sales directed at its loyal users.

5.       MARKETING & DISTRIBUTION

5.1      IMAGE & POSITIONING

AOI'S challenge will be to position HIGHLIGHTREEL.COM with the following key elements and messages:

o        "A place to bring out the star in everyone";
o        "A sports channel by you for you";
o        "Everyone gets a shot, and it's so easy";
o        "Scholarship and Sports - a Great Partnership";
o        "Families and Sports - another Great Partnership";
o        "Interactive Programming is here - You select what you want".

To drive these points home the first steps is to push forward with an attention catching media launch and blitz. A suitable high tech media and press relations firm will be retained to design and execute an awareness program for the company. The program elements will include:

o Holding a press launch event with an AV presentation demonstrating HIGHLIGHTREEL.COM'S content offering;
o Distribute media kits to press contact database in media, technology, sports, publishing and general categories;
o Principals to participate in press tour to interview with selected media outlets in New York, Washington DC, Los Angeles and
         San Francisco;
o Participation in a selection of Internet, streaming and interactive publishing trade shows including hosting several media awareness events within them;
o To drive home the positive aspects of the site build an association through corporate sponsorship or some other means to secure a "signature anchor" affiliation(s) with a household name professional athlete who embodies the core values of AOI (eg. Troy Aikman, David Robinson, Ken Griffey Jr. etc.)

5.2      STRATEGIC DISTRIBUTION PARTNERSHIPS

The principals have considerable experience establishing strategic partnerships for commerce and traffic generation with online leaders and will seek to build HIGHLIGHTREEL.COM'S exposure and audience through positioning the property within appropriate large media properties online.

A range of strategic partnership classes can be identified, sought and implemented by the company;

o        DISTRIBUTION & TRAFFIC

The Internet "Gold Rush" or "Land Grab" is on and a whole host of traditional media organizations and youthful, Internet-bred web portals and content leaders are fighting it out to be destination "home bases" for users online now and the massive host still to come. Activity is so fierce that a whole new round of acquisitions are now in play such as Disney's recent buy-out of Infoseek. It has now become clear that the way to win or lead this battle is to offer the most compelling, entertaining and informative content, services and tools available. AOI will position HIGHLIGHTREEL.COM as a new content feature that online content leaders can simply plug into their menu of offerings. Given the site's appeal to such a wide range of ages and demographics the potential should interest a wide variety of new media players. Here are some examples:

Excite, Yahoo, Lycos, AOL, Disney/Infoseek, MSN, Snap!Online/NBC etc.

Alternatively the best possibilities may exist with well-financed new portals and properties, that may be late to the game as content players and are now moving fast to extend their brand online and catch up with their full featured programming menus. Some examples are:

Alta Vista, GeoCities, Mindspring, AT&T/TCI/@Home. USWest Internet, Go2Net, Time new Media, Washington Post Online, BellSouth.net. etc.

In the case of the telcos and cable organizations providing their subscribers access and bandwidth, such as AT&T and USWest, there are interesting opportunities to demonstrate what streaming media is, and can achieve with new high speed offerings such as cable modems and DSL. The company will seek partnerships with this group allowing it to offer an initial hosted and encoded clip as a promotion enclosed with monthly billing statements.

HIGHLIGHTREEL.COM is also a good fit with any sports category site or channel such as CBS Sportsline, ESPN Sportszone and The Sporting News and these will be explored as tie-up targets. The same can be said for family-friendly properties such as Net Nanny and Ziff Davis' Family PC Online due to their heavy traffic from parents and educators.

The nature of any potential tie-up would likely involve co-branding and licensing HIGHLIGHTREEL.COM'S content free of charge to the partner and sharing ad revenues generated within the partner's domain. Commerce partnership deals will also be offered to traffic partners who will be incented by receiving a 10-20% revenue share of encoding fees payable to the site. The company is also keen to establish exciting launch promotions with its partners including offering a first highlight clip with free hosting and encoding included.

A final note is that AOI/HIGHLIGHTREEL.COM may be an excellent acquisition target for a wide range of online content players looking to broaden and extent their offerings. A recent example of smallish content takeover had Go2Net offering $36 million in stock to the popular, 2-person, Silicon Investor.

o        TECHNOLOGY PROMOTION

Another tie-up possibility for the company involves promoting streaming media as a new mainstream communications vehicle that is both accessible and easy to use. Both RealNetworks and Microsoft will be approached on the basis of highlighting the site as a real-world example of the power of streaming for leveraging the Internet as an entertainment medium. Both companies have launched "Site Partner Programs" and HIGHLIGHTREEL.COM will grow these associations to the greatest extent possible.

o        EDUCATION & COMMUNITY PARTNERSHIPS

In keeping with the value placed on athletics as a vehicle to academic achievement the company will establish a range of affiliations that position it within the educational community and neighbourhoods everywhere. After building awareness and buy-in from this constituency the company will seek to promote itself through association with organizations such as the:

o        NCAA;
o        NCAA Athletic Conferences;
o        National & State High School Coaches Associations;
o        National and State Principals Associations;
o        "Stay in School Program";
o        DARE etc.

5.3      AFFILIATE PROGRAM

Many web sites and online content publishers are looking for new and exciting content to compliment their online offerings in the struggle to attract traffic and revenue. AOI will develop an affiliate program that allows independent sites to quickly build and activate a co-branded version of HIGHLIGHTREEL.COM for presentation at their sites at no cost or obligation. Particular attention will be given to sites devoted to streaming media development and presentation AV merchandising, and family content players like Parent's Soup. Adult pornographic sites will be excluded.

5.4      DIRECT MARKETING

To build awareness quickly and make a promotional offer to play the company will execute a highly targeted direct response campaign via traditional mail and electronic mail vehicles. This organization's target lists are suitable to convey the HIGHLIGHTREEL.COM opportunity to their constituents.

Specific databases that may be considered include:

o        K-12 Schools and Athletic Departments;
o Regional representatives for Pop Warner Football, Little League Baseball, Minor Hockey;
o        Community Centers;
o        Cable, Telco and ISP subscribers;
o        Web portals and major traffic properties;
o        Online Merchandising Leaders.

5.5      ADVERTISING

The company is prepared to consider a range of paid advertising vehicles to build awareness and make promotional and special offers. Family, parenting and youth print publications are one alternative. Online advertising programs provided through media placement companies like the DoubleClick Network and 24/7 are particularly interested based on the ability to make ad buys from a range of affinity sites in specific categories like family, sports or technology. The necessity or utilizing paid advertising will be determined by the success of other visibility and distribution programs mentioned previously.

6.       OPERATIONS

6.1      CORPORATE FINANCE

It is the intention of AOI to secure financing by being acquired by a listed public vehicle which may be trading on either an exchange in the US or Canada. Alternatively AOI may establish itself by listing as a small cap venture from the outset. Several corporate finance groups have expressed interest in the project and AOI is assessing proposals at this time.

6.2      ORGANIZATION

AOI is based in Seattle, Washington and intends to further build its operations from there once corporate financing arrangements are in place. Seattle is the optimal location for AOI due to its focus on streaming media and entertainment. With leaders such as RealNetworks, Microsoft and Disney's Starwave situated locally, and its prime strategic alliance with Seattle-based Encoding.com in place, AOI will take advantage of many benefits by growing within the world's streaming media nexus. Modest, well-located premises with the latest Internet connection infrastructure will be secured for the operation.

6.3      PRINCIPALS

Both principals have requisite Internet and e-commerce experience gained in online technology ventures dating back to 1994, including management positions in marketing, business development, software and product licensing and corporate finance.

GRAHAM HEAL (37), CEO & PRESIDENT

Graham Heal has online industry experience dating back to 1994 when he was a founding member of Net Nanny Software, the well known Internet filtering tool. At that time he wore a variety of hats as Vice President, Marketing including steering marketing, sales, channel development, online commerce, licensing, strategic partner development and assisting in corporate finance and funding. He then went on to fulfill management roles at two e-commerce companies, firstly as Director, Business Development at DownloadWAREHOUSE, an innovator and leader in operating Internet stores reselling downloadable software. Most recently he was Director, business Development at online software distributor, Digital River Inc., where he was responsible for establishing key partnerships with online traffic leaders wishing to merchandise software from their sites. He has very current relationships with a variety of Internet leaders including Excite, Yahoo, Lycos, Infoseek/Disney, Alta Vista, Mecklermedia, RealNetworks, Cnet, DoubleClick, Time New Media, GTE, USWest etc.

Prior to entering the online arena Graham spent six years as a management consultant where he acted on behalf of telecommunications companies, forest product giants and firms particularly focused on trade to Asia. He also spent three years in Japan in the mid 80's where he worked in PR and trade development positions for an international brewer and the Province of British Columbia, Canada.

It will be Graham's responsibility to direct AOI'S initial development and growth while being directly involved in corporate finance, investor development and relations, marketing, PR and strategic relationship development.

COO & GENERAL MANAGER

TBD

6.4      OTHER KEY HIRES

Both principals have strong knowledge and experience in building an online start-up company, e-commerce business development and strategic partner acquisition and licensing. From previous ventures both principals have a wide range of skilled contacts looking for new venture opportunities who they may call upon. It is expect that the following key hires will be required and can be secured locally in Seattle:

o Chief Technology Officer (Networking, Web design and database experience required);
o       Director - Content/Chief Web Designer;
o       Director - Marketing & Business Development;
o       Office Manager (Admin, Accounting, HR, Customer Support).

6.5     CONTRACTED SERVICES

It is AOI'S objective to hold hiring down to 10 persons maximum in year one. The CEO has very recent experience directing an Internet software start-up based on the premise of minimizing in-house staff and maximizing outsourced specialists. The key benefits of this strategy is to hold down overheads and allow for fleet of foot flexibility given changing market conditions and technologies in the online industry. Too many high tech start-ups never get beyond the first 10% of their build out due to expending the majority of their funding on high salaries and office expenses. Contracted service positions will be allocated for:

o        Accounting;
o        Public Relations/Media Placement;
o        Legal;
o        Customer Service.

6.6      DIRECTORS

AOI anticipates gaining considerable Internet and e-commerce experience through the skill-sets of its directors. At this time it is expected that board members with management experience from a variety of backgrounds including companies like Microsoft, Net Nanny and Online Interactive will join the board.

7.       MAJOR COST ITEMS

An online content business requires sophisticated systems and technology to deliver product seamlessly to its audience. Many technology companies in this space allocate huge sums to build their technical infrastructure and data handling facilities. This will NOT be the course followed by AOI. Here is a summary of major cost items:

FIXED COSTS

o        In-house computer systems and network;
o        Office fit-out & furniture

VARIABLE COSTS

o        Web site hosting and data warehousing;
o        Marketing and advertising;
o        Salaries & Overhead.

8.       RISKS

The business as described may encounter a host of risks given the online industry changes rapidly. As the roll-out of the operation precedes the mass-market for streaming media the company is taking a leading edge approach in building its opportunity before large players are focused. Here are a few items to consider:

o        Developing internet content and publishing businesses is complex;
o        Acceptance by users;
o        Ability to attract users, traffic and compelling content;
o        Use of data/images concerning minors.

9.       COMPETITION

While sport content sites are plentiful online no other property has been identified in this specific niche of sports entertainment.

10.      CRITICAL KEYS TO SUCCESS

o Building a community and audience of loyal users with considerable size and scale;
o        Developing key alliances to drive traffic and aggregate "eye balls";
o Ability to offer compelling and entertaining content, services and offers that are updated often;
o        Selecting the best strategic partners in the online space;

o Executing flawlessly on content acquisition and fulfillment of services, products and merchandise to our constituents and users;
o        Provide superior customer service and care.

11.      SECOND STAGE CONTENT CHANNELS AND BUSINESSES

HIGHLIGHTREEL.COM is the initial offering from AOI that will build a scalable platform from which other online entertainment properties can be launched. Other content categories under consideration for 2nd Stage AOI channels are jokes/comedy and independent short films. Again the company will employ a model of populating the channels with user-created content and award incentives to ensure repeat submission.

12.      FINANCIALS

AOI REVENUE & EXPENSE
PROJECTIONS
Reflected as $US 000's

SALES                                                   YR1      YR2        YR3         YR4         YR5
-----                                                   ---      ---       -----       -----       -----
Banner Ads                                              160       960       1900        3700        7200
Merchandising                                           500      3500       8200       19800       46900
Partnerships
Sponsorships                                            115       990       1960        5000       10400
Encoding ($5.00 revenue share per user)                  60       180        350         500        1100
Content Stores                                          225       850       2950        3500        7000
Event Broadcast & Sponsorships                            0       340       1190        1400        2900
                                                        ---      ----      -----       -----       -----
TOTAL SALES                                             960      6820      14650       33900       75500

Notes: Merchandising Partnership Revenue share is 15%, Content Store Margins are 40% avg.

EXPENSES                                                YR1        YR2        YR3         YR4         YR5
--------                                                ----       ----      -----       -----       -----
Cost of Sales                                            560       3500       8200       18900       45100
Mkt, sales, Advertising                                  500       1300       1800        2400        2900
R&D/Ops                                                  300        800       1400        2400        2900
Awards/Scholarships                                      100        200        350         500        1000
General & Admin                                          300        750       1000        2100        2400
Total Expenses                                          1760       6550      12750       26300       54300
Net Income Before Taxes                                 -800        270       1900        7600       21200
Taxes                                                               120        855        3420        9540
                                                        ----       ----      -----       -----       -----
NET INCOME AFTER TAXES                                  -800        150       1045        4180       11660

13.      APPENDICES

         - US Department of Commerce Study, "The Emerging Digital Economy" April 1998

         -  Interactive Week Article, Subject - "Encoding.com" - June 16, 1998

                                  SCHEDULE "B"

                           TECHNOLOGY SUPPORT SERVICES

1.       SUPPORT SERVICES

For the monthly fee specified in paragraph 3, the Developer agrees to provide the Technology Support Services to Sensus. The Technology Support Services shall be performed during the hours of 9:00 a.m. to 5:00 p.m. in each Business Day and shall consist of the following:

1.1 Telephone assistance -- the Developer will supply telephone assistance to Sensus regarding the Technology, which telephone assistance shall include the following:

(1)      explanation of functions and features of the Technology;

(2)      clarification of any documentation relating to the Technology;

(3)      guidance in the operation of the Technology;

(4)      consultation on processing problems in connection with the Technology;

(5) correction of errors and assistance in recovering lost date under paragraph 1.1 and 1.2 of this Schedule if correction can be made by telephone, and

(6)      assistance in the installation of enhancements.

1.2 Correction of program errors -- the Developer will promptly correct errors in the Technology of which it is notified, orally or in writing, by Sensus. the Developer will proceed diligently and expeditiously in correcting suspected errors. Sensus will provide particulars of the suspected errors and the circumstances in which they occur.

1.3 Assistance in recovering lost data -- If data relating to, produced by, or used in connection with the Technology is lost owing to a malfunction of hardware or software, the Developer will assist Sensus in recovering the data. This assistance will include providing advice on how to restore files from backup media, including damaged media to the extent that the data is recoverable, and on how to reconstruct date which is unrecoverable.

1.4 Enhancements -- the Developer will provide enhancements to Sensus at no extra cost. Subject to paragraph 1.1(6), Sensus will be responsible for installing the enhancements. However, the Developer shall provide to Sensus instructions that can be understood by a non-technical person on how to install the Enhancements.

1.5 Performance evaluation -- Once in each calendar year, a senior consultant of the Developer will visit Sensus for a period of four hours to evaluate the performance of the Technology and to provide general advice to Sensus.

1.6 Table and logic changes -- the Developer will forthwith provide such changes regarding existing tables and such minor logic changes to the Technology as are necessary to reflect legislative and regulatory amendments affecting the Technology (for example, variation of quantum of payroll deductions).

2.       RESPONSE TIME

2.1 the Developer shall respond to requests for service by Sensus under paragraph 1.1, 1.2 and 1.3 no later than the second hour after the request is received. However, if a request for service is received by the Developer on a day other than a Business Day, or before 9:00 a.m. or after 5:00 p.m. on a Business Day, the Developer shall respond to the request for service no later than the later of 9:00 a.m. of the next Business Day.

2.2 For the purposes of paragraph 2.1, a request for service made by telephone to an employee of the Developer, to an answering service employed by the Developer, or to a telephone recording device used by the Developer shall be deemed to be received at the time it is made.

3.       AUTHORIZED REPRESENTATIVES

Sensus shall designate in writing to the Developer three persons who will act as representatives for Sensus. Sensus may replace its representatives at any time by notice to the Developer. In general, the Developer will supply telephone assistance to Sensus under paragraph 1.1 only through Sensus' representatives.

4.       ADDITIONAL SERVICES

Any consulting or development services, in addition to the Technology Support Services, provided by the Developer to Sensus, at the request of Sensus, will be provided at the best rates provided to the Developer's other customers.